Exhibit 99.1

Contact:	Paul Adams Corporate Communications 410-470-4167 paul.adams@constellation.com	FOR IMMEDIATE RELEASE

EXELON NOTIFIES GRID OPERATOR OF PLANS TO CLOSE QUAD CITIES

PJM notification is latest procedural milestone for retirement of the Quad

Cities and Clinton nuclear energy facilities in Illinois

CHICAGO (July 7, 2016) — Exelon Generation has formally notified grid operator PJM Interconnection of its plans to retire the Quad Cities Generating Station on June 1, 2018. This is the latest of several procedural notifications Exelon is required to make prior to retiring the Quad Cities and Clinton nuclear stations in Illinois. Last month, Exelon Generation similarly notified the Nuclear Regulatory Commission.

On June 2, Exelon announced plans to close the Quad Cities and Clinton stations on June 1, 2018, and June 1, 2017, respectively, given the lack of progress on Illinois energy legislation. The stations have lost a combined $800 million in the past seven years, despite being two of Exelon’s best-performing plants.

“We continue to work with all stakeholders to ensure the retirement of these plants is carried out responsibly, safely and with consideration to the employees and the communities in which the plants operate,” said Chris Crane, Exelon president and CEO. “We are committed to being transparent at every step in the process, and that includes giving grid operators ample time to prepare for the loss of these units.”

Employees will safely operate Quad Cities until the retirement date, with staff transitions expected within six months after retirement. Exelon employs nearly 900 workers at Quad Cities. Clinton, which operates in the MISO market, employs approximately 700 workers. Exelon plans to formally notify MISO of its plans to close Clinton later this year.

The Quad Cities and Clinton stations support approximately 4,200 direct and indirect jobs and produce more than $1.2 billion in economic activity annually. A state report found that closing the plants would increase wholesale energy costs for the region by $439 million to $645 million annually.

Exelon will continue to work with stakeholders on passing the Next Generation Energy Plan that is critical to the state’s environment and economy. While these needed policy reforms may come too late to save Quad Cities and Clinton, Exelon is committed to working with policymakers and other stakeholders to advance an all-of-the-above plan that would promote zero-carbon energy, create and preserve clean-energy jobs, establish a more equitable utility rate structure and give customers more control over their bills.

Cautionary Statements Regarding Forward-Looking Information

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon Corporation and Exelon Generation Company, LLC (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 23; (2) Pepco Holdings, Inc.’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial Statements and Supplementary Data: Note 16; (3) Exelon’s First Quarter 2016 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (4) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this press release. Neither of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this press release.

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Exelon Corporation (NYSE: EXC) is a Fortune 100 energy company with the largest number of utility customers in the U.S. Exelon does business in 48 states, the District of Columbia and Canada and had 2015 revenue of $34.5 billion. Exelon’s six utilities deliver electricity and natural gas to approximately 10 million customers in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania through its Atlantic City Electric, BGE, ComEd, Delmarva Power, PECO and Pepco subsidiaries. Exelon is one of the largest competitive U.S. power generators, with more than 32,700 megawatts of nuclear, gas, wind, solar and hydroelectric generating capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 2 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Follow Exelon on Twitter @Exelon.

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